 RUBICON

   MINERALS CORPORATION

NEWS RELEASE

TSX VENTURE EXCHANGE - SYMBOL: RMX	NOVEMBER 15, 2002
OTCBB – SYMBOL: RUBIF

RUBICON COMPLETES PHASE I DRILL PROGRAM AT McCUAIG JV PROJECT

 RED LAKE, ONTARIO

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX-V) is pleased to announce that the Company has completed an eight-hole (MC-02-33 to -40), 2600-metre drill hole program on the McCuaig JV Project.  The McCuaig JV Project is a joint venture between Rubicon Minerals Corporation, with a 60% interest, and Golden Tag Resources Limited with a 40% interest.  The McCuaig Property is located on the Mine Trend in the heart of the prolific Red Lake gold camp.  Two separate areas were drill tested.

Six holes (MC-02-35 to -40) totaling 1890 metres explored for the along-plunge continuation of the 1900 Zone discovered early this year from winter ice on Red Lake. Highlights of the March, 2002 drill program include 2.21 oz/ton gold over 2.30 feet (75.91 g/t over 0.70 metres) in hole MC-02-32, part of an interval grading 0.67 oz/ton gold over 10.17 feet (22.83 g/t over 3.10 metres).  Hole MC-02-27, returned 0.74 oz/ton gold over 5.58 feet (25.48 g/t over 1.07 metres) plus a separate interval of 0.53 oz/ton gold over 1.48 feet (18.08 g/t over 0.45 metres).  All the holes in the current program were drilled from the same site on a nearby island, located 240 metres from the 1900 Zone. Two of the six holes intersected silicified ultramafics but did not intersect gold mineralization associated with the 1900 Zone. All six holes tested are interpreted to have intersected below the interpreted down plunge projection of the 1900 Zone which remains open for further drill testing.

The six drill holes were collared in a newly discovered zone (the LD zone) of silicified ultramafic that is not the same silicified ultramafic body that hosts the 1900 Zone and represents another potential zone of gold mineralization.  The best gold from surface in this new zone is grab sample of  7.75 g/t Au from a narrow (0.1 metre) quartz vein.  The best gold intersection in drill core was 675 ppb Au (0.67 g/t Au) over 0.5 metres in hole MC-02-38.  Anomalous gold and arsenic is pervasive through the LD Zone silicified ultramafic intersected over greater than 30 metre widths in all the six holes that collared in this new zone. In hole MC-02-40 a gold intersection of 1.7 g/t Au over 0.5 metres came from a vein zone within the underlying basalt. This intersection represents another potential gold target.

Two holes MC-02-33 and -34 (for 710 metres) were drilled under a vein zone located on McKenzie Island with no significant results.

Following complete review of new targets, Rubicon will conduct a Phase II program of winter drilling in early 2003 from the ice of Red Lake that will follow the gold mineralization at the 1900 Zone, explore the new LD zone gold mineralization and test for deeper gold mineralization.

The exploration program is directed by independent Qualified Person John Watkins, P.Geo.  Assaying of sawn NQ drill core was carried out by ALS Chemex Labs. of Vancouver, B.C. and included insertion of standard and blank samples for QA/QC control.

RUBICON MINERALS CORPORATION

David W. Adamson
________________________________
President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rogers.com

Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6

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TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from targeted results.   Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements.